For Immediate Release

Augusta, Georgia

July 28, 2006

GEORGIA-CAROLINA BANCSHARES, INC.

ANNOUNCES MID-YEAR RESULTS

Patrick G. Blanchard, President & CEO of Georgia-Carolina Bancshares, Inc., the parent company of First Bank of Georgia, announced today the Company's financial results for the first six months of 2006, which reflected significant growth in the Company's assets as compared to December 31, 2005. Blanchard reported that consolidated total assets as of June 30, 2006 had reached a new high of $372,375,000, which represents a 13.1% annualized growth rate compared to total assets of $349,481,000 as of December 31, 2005.

The Company and the Bank also experienced a 26.1% annualized growth rate in non-interest bearing deposits with $41,819,000 in totals as of June 30, 2006 compared to $36,986,000 as of December 31, 2005.

Mid-year mortgage loans held for resale also increased during the six-month period with $51,795,000 in totals as of June 30, 2006 compared to $40,064,000 as of December 31, 2005.

Net interest income increased by 8.9%, with $6,604,000 in net interest income for the six-month period ended June 30, 2006 compared to $6,067,000 for the six-month period ended June 30, 2005.

Consolidated net income for the three months ended June 30, 2006 totaled $619,000 as compared to $655,000 for the three months ended June 30, 2005.

Net income for the six-month period ended June 30, 2006 was reported at $1,297,000 as compared to net income of $1,454,000 for the comparative six-month period in 2005.

On September 12, 2005, the Company and the Bank completed construction and opened a new Corporate Headquarters and new Main Office at 3527 Wheeler Road, Augusta, Georgia.

"This new facility is essential in meeting long-term shareholder goals and profit objectives," stated Blanchard.

According to Remer Y. Brinson III, President & CEO of First Bank, the loans and deposits at the new Main Office facility are higher than planned for that facility.

The operating expenses of the new Main Office produced an operating deficit of approximately $500,000 for the first six months of 2006. This deficit was planned and budgeted but reduced the Company's earnings by $.09 per share during the period.

The Company reported basic earnings per share of $.18 for the second quarter of 2006 versus $.20 for the second quarter of 2005.

Diluted net income per share was $.17 for the second quarter of 2006 versus $.19 for the second quarter of 2005.

Diluted net income per share for the six-month periods were $.35 per share for 2006 versus $.41 per share for 2005.

The book value of the common stock of Georgia-Carolina Bancshares, Inc. has increased by 11% per share with the book value totaling $8.89 as of June 30, 2006 compared to $8.01 as of June 30, 2005.

The return on average assets at mid-year 2006 was .79% as compared to .88% at mid-year 2005.

The return on average equity for the six-month period ended June 30, 2006 was 8.86% as compared to 11.16% for the six-month period ended June 30, 2005.

Georgia-Carolina Bancshares' common stock is quoted on the Over-The-Counter Bulletin Board under the symbol GECR.

Georgia-Carolina Bancshares, Inc. is a bank holding company with $372 million in assets as of June 30, 2006. The Company owns First Bank of Georgia, which conducts bank operations through offices in Augusta, Columbia County and Thomson, Georgia.

Morgan Keegan & Company, Inc. serves as the principal market maker of the common stock for the Company. Mr. Leonard H. Seawell, Senior Vice President of Morgan Keegan is the Company's principal contact.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans" or similar expressions to identify forward-looking statements, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information, please contact Mr. Patrick G. Blanchard, President & CEO at (706) 731-6600.